EXHIBIT 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date: December 27, 2007

Elizabeth S. Campbell

/s/ Ron Clark
Name: Ron Clark
Title: Attorney in fact for reporting person

Elizabeth S. Campbell Revocable Trust

	By:	/s/ Ron Clark
Name: Ron Clark
Title: Attorney in fact for reporting person

W.R. Stephens, Jr.

/s/ Ron Clark
Name: Ron Clark
Title: Attorney in fact for reporting person

W.R. Stephens, Jr. Revocable Trust

	By:	/s/ Ron Clark
Name: Ron Clark
Title: Attorney in fact for reporting person